Exhibit 16.1

November 24, 2008

Securities and Exchange Commission

100 F. Street, N.E.

Washington, D.C 20549-7561

Re: FMG Acquisition Corporation (Commission File No. 000-52833)

We have read the statements that we understand FMG Acquisition Corporation will include under Item 4.01 of the Form 8-K report it will file regarding the recent change of auditors. We agree with such statements made regarding our firm.

Yours truly,

Rothstein, Kass & Company, P.C.